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                              CONSENT OF APPRAISER

We hereby consent to the references made to us and/or our appraisal report by Perkins Family Restaurants, L.P. in Schedule 14A of the Registration Statement. In addition we consent to the filing of our appraisal report referred to therein as an exhibit to the Registration Statement under Section 13E-3. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                          AMERICAN APPRAISAL ASSOCIATES, INC.


                                          By /s/ Ronald M. Goergen
                                             ---------------------------------
                                             Ronald M. Goergen
                                             President


Milwaukee, Wisconsin
November 25, 1997